UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

CROSSROADS SYSTEMS, INC.
(Name of Issuer)

Common Stock, $.001 par value
(Title of Class of Securities)

22765D209
(CUSIP Number)

July 24, 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐     Rule 13d-1(b)
☒    Rule 13d-1(c)
☐     Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22765D209
1	NAMES OF REPORTING PERSONS
CF DB EZ LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,454,545 (1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,454,545 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,454,545 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9%(2)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(1) Consists of 1,454,545 shares subject to warrants exercisable on or after October 22, 2013.

(2) Based on 11,864,169 shares of common stock of the Issuer issued and outstanding as of June 14, 2013, as reported by the Issuer in its Quaterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

CUSIP No. 22765D209
1	NAMES OF REPORTING PERSONS
Drawbridge Special Opportunities Fund LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,454,545 (1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,454,545 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,454,545 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9%(2)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(1) Solely in its capacity as holder of 95% of the membership interests of CF DB EZ LLC.  Consists of 1,454,545 shares subject to warrants exercisable on or after October 22, 2013 held by CF DB EZ LLC.

(2) Based on 11,864,169 shares of common stock of the Issuer issued and outstanding as of June 14, 2013, as reported by the Issuer in its Quaterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

CUSIP No. 22765D209
1	NAMES OF REPORTING PERSONS
Drawbridge Special Opportunities GP LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,454,545 (1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,454,545 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,454,545 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9%(2)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(1) Solely in its capacity as general partner of Drawbridge Special Opportunities Fund LP.  Consists of 1,454,545 shares subject to warrants exercisable on or after October 22, 2013 held by CF DB EZ LLC.

(2) Based on 11,864,169 shares of common stock of the Issuer issued and outstanding as of June 14, 2013, as reported by the Issuer in its Quaterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

CUSIP No. 22765D209
1	NAMES OF REPORTING PERSONS
Fortress Principal Investment Holdings IV LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,454,545 (1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,454,545 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,454,545 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9%(2)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(1) Solely in its capacity as the sole managing member of Drawbridge Special Opportunities GP LLC.  Consists of 1,454,545 shares subject to warrants exercisable on or after October 22, 2013 held by CF DB EZ LLC.

(2) Based on 11,864,169 shares of common stock of the Issuer issued and outstanding as of June 14, 2013, as reported by the Issuer in its Quaterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

CUSIP No. 22765D209
1	NAMES OF REPORTING PERSONS
Drawbridge Special Opportunities Advisors LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,454,545 (1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,454,545 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,454,545 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9%(2)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(1) Solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund LP.  Consists of 1,454,545 shares subject to warrants exercisable on or after October 22, 2013 held by CF DB EZ LLC.

(2) Based on 11,864,169 shares of common stock of the Issuer issued and outstanding as of June 14, 2013, as reported by the Issuer in its Quaterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

CUSIP No. 22765D209
1	NAMES OF REPORTING PERSONS
FIG LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,454,545 (1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,454,545 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,454,545 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9%(2)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(1) Solely in its capacity as the sole managing member of Drawbridge Special Opportunities Advisors LLC.  Consists of 1,454,545 shares subject to warrants exercisable on or after October 22, 2013 held by CF DB EZ LLC.

(2) Based on 11,864,169 shares of common stock of the Issuer issued and outstanding as of June 14, 2013, as reported by the Issuer in its Quaterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

CUSIP No. 22765D209
1	NAMES OF REPORTING PERSONS
Fortress Operating Entity I LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,454,545 (1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,454,545 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,454,545 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9%(2)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(1) Solely in its capacity as the sole managing member of FIG LLC and Fortress Principal Investment Holdings IV LLC.  Consists of 1,454,545 shares subject to warrants exercisable on or after October 22, 2013 held by CF DB EZ LLC.

(2) Based on 11,864,169 shares of common stock of the Issuer issued and outstanding as of June 14, 2013, as reported by the Issuer in its Quaterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

CUSIP No. 22765D209
1	NAMES OF REPORTING PERSONS
FIG Corp.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,454,545 (1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,454,545 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,454,545 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9%(2)
12		TYPE OF REPORTING PERSON (See Instructions)
CO

(1) Solely in its capacity as the general partner of Fortress Operating Entity I LP.  Consists of 1,454,545 shares subject to warrants exercisable on or after October 22, 2013 held by CF DB EZ LLC.

(2) Based on 11,864,169 shares of common stock of the Issuer issued and outstanding as of June 14, 2013, as reported by the Issuer in its Quaterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

CUSIP No. 22765D209
1	NAMES OF REPORTING PERSONS
Fortress Investment Group LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0
	6	SHARED VOTING POWER
1,454,545 (1)
	7	SOLE DISPOSITIVE POWER
0
	8	SHARED DISPOSITIVE POWER
1,454,545 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,454,545 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9%(2)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(1) Solely in its capacity as the holder of all of the issued and outstanding shares of FIG Corp.  Consists of 1,454,545 shares subject to warrants exercisable on or after October 22, 2013 held by CF DB EZ LLC.

(2) Based on 11,864,169 shares of common stock of the Issuer issued and outstanding as of June 14, 2013, as reported by the Issuer in its Quaterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

Item 1.	(a)	Name of Issuer:
Crossroads Systems, Inc. (the “Issuer”)
(b)		Address of Issuer's Principal Executive Offices:
The Issuer’s principal executive offices are located at 11000 North Mopac Expressway, Austin, Texas 78759
Item 2.	(a)	Name of Person Filing:

(i) CF DB EZ LLC, a Delaware limited liability company, directly owns warrants to acquire shares of common stock of the Issuer as described herein;
(ii) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, owns 95% of the membership interest of CF DB EZ LLC;
(iii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;
(iv) Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the managing member of Drawbridge Special Opportunities GP LLC;
(v) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment manager of Drawbridge Special Opportunities Fund LP;
(vi) FIG LLC, a Delaware limited liability company, the sole managing member of Drawbridge Special Opportunities Advisors LLC;
(vii) Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of FIG LLC and Fortress Principal Investment Holdings IV LLC;
(viii) FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and
(ix) Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding shares of FIG Corp.

The foregoing entities are collectively referred to as the “Reporting Persons.”  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)		Address of Principal Business Office or, if None, Residence:

The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.

(c)	Citizenship:

Each of CF DB EZ LLC, Drawbridge Special Opportunities GP LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Special Opportunities Advisors LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware.  Each of Drawbridge Special Opportunities Fund LP and Fortress Operating Entity I LP is limited partnership organized under the laws of the State of Delaware.  FIG Corp. is a corporation organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:
Common Stock, $.001 par value
(e)	CUSIP NUMBER:
22765D209

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940.
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-l(b)(l)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-l(b)(l)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1(ii)(j), please specify the type of institution: ________________

Item 4.	Ownership.

The percentages used in this Item 4 are calculated based on 13,318,714 shares outstanding, calculated based on 11,864,169 shares outstanding as of June 14, 2013, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2013, and including 1,454,545 shares issuable upon exercise of the warrants.

(i)	CF DB EZ LLC
(a) Amount beneficially owned: -1,454,545 -* (b) Percent of class: 10.9%

(c)(i) Sole power to vote or direct the vote: -0-
(c)(ii) Shared power to vote or direct the vote: -1,454,545 -*
(c)(iii) Sole power to dispose or direct the disposition: -0-
(c)(iv) Shared power to dispose or direct the disposition: -1,454,545 -*
(ii)	Drawbridge Special Opportunities Fund LP

(a)  Amount beneficially owned: -1,454,545 -*
(b)  Percent of class: 10.9%
(c)(i)  Sole power to vote or direct the vote: -0-
(c)(ii)  Shared power to vote or direct the vote: -1,454,545 -*
(c)(iii)  Sole power to dispose or direct the disposition: -0-
(c)(iv)  Shared power to dispose or direct the disposition: -1,454,545 -*

(iii)	Drawbridge Special Opportunities GP LLC

(a)  Amount beneficially owned: -1,454,545 -*
(b)  Percent of class: 10.9%
(c)(i)  Sole power to vote or direct the vote: -0-
(c)(ii)  Shared power to vote or direct the vote: -1,454,545 -*
(c)(iii)  Sole power to dispose or direct the disposition: -0-
(c)(iv)  Shared power to dispose or direct the disposition: -1,454,545 -*

(iv)	Fortress Principal Investment Holdings IV LLC

(a)  Amount beneficially owned: -1,454,545 -*
(b)  Percent of class: 10.9%
(c)(i)  Sole power to vote or direct the vote: -0-
(c)(ii)  Shared power to vote or direct the vote: -1,454,545 -*
(c)(iii)  Sole power to dispose or direct the disposition: -0-
(c)(iv)  Shared power to dispose or direct the disposition: -1,454,545 -*

(v)	Drawbridge Special Opportunities Advisors LLC

(a)  Amount beneficially owned: -1,454,545 -*
(b)  Percent of class: 10.9%
(c)(i)  Sole power to vote or direct the vote: -0-
(c)(ii)  Shared power to vote or direct the vote: -1,454,545 -*
(c)(iii)  Sole power to dispose or direct the disposition: -0-
(c)(iv)  Shared power to dispose or direct the disposition: -1,454,545 -*

(vi)	FIG LLC

(a)  Amount beneficially owned: -1,454,545 -*
(b)  Percent of class: 10.9%
(c)(i)  Sole power to vote or direct the vote: -0-
(c)(ii)  Shared power to vote or direct the vote: -1,454,545 -*
(c)(iii)  Sole power to dispose or direct the disposition: -0-
(c)(iv)  Shared power to dispose or direct the disposition: -1,454,545 -*

(vii)	Fortress Operating Entity I LP

(a)  Amount beneficially owned: -1,454,545 -*
(b)  Percent of class: 10.9%
(c)(i)  Sole power to vote or direct the vote: -0-
(c)(ii)  Shared power to vote or direct the vote: -1,454,545 -*
(c)(iii)  Sole power to dispose or direct the disposition: -0-
(c)(iv)  Shared power to dispose or direct the disposition: -1,454,545 -*

(viii)	FIG Corp.

(a)  Amount beneficially owned: -1,454,545 -*
(b)  Percent of class: 10.9%
(c)(i)  Sole power to vote or direct the vote: -0-
(c)(ii)  Shared power to vote or direct the vote: -1,454,545 -*
(c)(iii)  Sole power to dispose or direct the disposition: -0-
(c)(iv)  Shared power to dispose or direct the disposition: -1,454,545 -*

(ix)	Fortress Investment Group LLC

(a)  Amount beneficially owned: -1,454,545 -*
(b)  Percent of class: 10.9%
(c)(i)  Sole power to vote or direct the vote: -0-
(c)(ii)  Shared power to vote or direct the vote: -1,454,545 -*
(c)(iii)  Sole power to dispose or direct the disposition: -0-
(c)(iv)  Shared power to dispose or direct the disposition: -1,454,545 -*

* Aggregate number of shares of the Issuer issuable upon the exercise of warrants exercisable on or after October 22, 2013 issued to CF DB EZ LLC.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
Not applicable.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2013

CF DB EZ LLC

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2013

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By: Drawbridge Special Opportunities GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2013

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2013

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2013

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2013

FIG LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2013

FORTRESS OPERATING ENTITY I LP

By: FIG Corp., its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2013

FIG CORP.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2013

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention:  Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001).